Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2015 with respect to the consolidated financial statements included in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2014 of The ONE Group Hospitality, Inc. and subsidiaries, which are incorporated by reference in this Amendment No. 1 to the Registration Statement. We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

New York, New York

May 11, 2015